EXHIBIT 10.7

________________, 20__
Employee:
Dear Employee:
LoJack Corporation, a Massachusetts corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company. In particular, the Board believes it important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.
In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Compensation, Organization and Succession Committee of the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a “change in control” of the Company under the circumstances described below. This letter agreement replaces and terminates any prior agreement or understanding between you and the Company with respect to a change in control.
1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the end of the payment period set forth in Section 4(i)(D) following a Change in Control of the Company, as defined in Section 2 hereof. Notwithstanding anything in this Section 1 to the contrary, this Agreement shall terminate if your employment terminates prior to a Change in Control of the Company.

2.    Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean:
(i)    The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote upon the election of directors (“Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (B) any acquisition by the Company or by any corporation or other business entity controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation or other business entity pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (1), (2) and (3) of paragraph (ii) of this Section 2 are satisfied; or
(ii)    The consummation of the transactions contemplated by a resolution of the Board approving an agreement of consolidation or merger of the Company with another corporation or business entity, unless, following such consolidation or merger, (1) more than 50% of the combined voting power of the then outstanding voting securities of such corporation or business entity (or, if applicable, the ultimate parent entity of such corporation or other business entity) entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Outstanding Company Voting Securities, (2) no Person (excluding any Person beneficially owning, immediately prior to such consolidation or merger, directly or indirectly, 50% or more of the Outstanding Company Voting Securities) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such corporation or business entity (or, if applicable, the ultimate parent entity of such corporation or other business entity) entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) and (3) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of such entity) of the corporation or other business entity resulting from such consolidation or merger (or, if applicable, the ultimate parent entity of such corporation or other business entity) were members of the Board at the time of the execution of the initial agreement providing for such consolidation or merger; or
(iii)    The consummation of the sale or other disposition of all or substantially all of the assets of the Company to any Person.
For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is defined in Section

3(a)(9) and as used in Section 14(d) of the Exchange Act, other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a subsidiary of the Company.
Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring, directly or indirectly, 50% or more of the combined voting power of the Company’s Outstanding Voting Securities.
3.    Termination Following a Change in Control. If any of the events described in Section 2 hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon your termination of employment within twelve (12) months after a Change in Control of the Company unless your termination is (a) because of your death, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).
(i)    Disability. Termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred twenty (120) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full time performance of your duties.
(ii)    Cause. Termination by the Company of your employment for “Cause” shall mean termination due to:
(A)    your continued failure, either due to willful action or as a result of gross neglect, to substantially perform your duties and responsibilities to the Company (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within ten (10) days after written notice is delivered to you by the Board, which notice specifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and responsibilities;
(B)    your engagement in conduct which is demonstrably and materially injurious to the Company, or that materially harms the reputation or financial position of the Company, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the belief that such conduct was in the best interests of the Company;
(C)    your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude;
(D)    your being found liable in any Securities and Exchange Commission or other civil or criminal securities law action, or the entry of any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability);

(E)    your breach of your fiduciary duties to the Company which may reasonably be expected to have a material adverse effect on the Company;
(F)    your obstructing or impeding, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity;
(G)    your violation of any nondisclosure, nonsolicitation, non-hire, or noncompete agreement or policy that is applicable to you which violation may reasonably be expected to have a material adverse effect on the Company or its reputation;
(H)    your violation of any policy of the Company that is generally applicable to all employees or officers of the Company including, but not limited to, policies concerning insider trading, workplace violence, discrimination, or sexual harassment, or the Company’s code of conduct, that you know or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or its reputation; or
(I)    your willful action or gross negligence that results in any restatement of earnings of the Company.
For purposes of this paragraph (ii), no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3rds) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith judgment of the Board you were guilty of the conduct set forth above in this paragraph (ii) and stating the basis for that belief.
(iii)    Good Reason. Termination by you of your employment for “Good Reason” shall mean termination based on one of the following conditions:
(A)    a material and adverse change in your status or position(s) as an officer or management employee of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in your status or position as an employee of the Company as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon your giving notice), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason);
(B)    a reduction by the Company in your base salary as in effect immediately prior to the Change in Control (other than a 10% or less reduction in base salary imposed upon all senior executives of the Company);
(C)    the Company’s requiring you to be based at an office that is both more than fifty (50) miles from where your office is located immediately prior to the Change in Control and further from your then current residence except for required travel for the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control; or
(D)    the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 5 hereof.
The initial existence of a Good Reason condition within the meaning of this paragraph (iii) shall be deemed to occur as of the earlier of the condition itself or the date on which the Company provides notice of an impending condition.
You must provide the Company written notice of the existence of the condition within sixty (60) days of its initial existence, and the Company shall have thirty (30) days from the date of the notice within which to remedy the condition.
(iv)    Notice of Termination. Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(v)    Date of Termination. “Date of Termination” following a Change in Control shall mean (A) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (B) if your employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination, (C) if your employment is to be terminated by you for Good Reason, the date specified in the Notice of Termination (which shall not be later than the later of (1) twelve (12) months after the Change in Control or (2) the end of the notice and cure period specified in Section 3(iii)), or (D) if your employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination.

4.    Compensation Upon Termination Without Cause or for Good Reason After a Change in Control.
(i)    Subject to Section 7 hereof, if within twelve (12) months after a Change in Control of the Company, as defined in Section 2 above, shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Cause, death or Disability or (b) by you for Good Reason, then the Company shall pay to you the following:
(J)    No later than the fifth (5th) day following the Date of Termination, (x) your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given (or, if higher, as in effect immediately prior to the Change in Control), and (y) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you; and
(K)    An amount equal to one and one-half (1½) times your annualized base salary at the Date of Termination from the Company plus the highest of the current year’s target bonus or the actual bonus paid for either of the last two (2) calendar years. Fifty percent (50%) of such payment shall be paid in a lump sum on the sixtieth (60th) day following the Date of Termination, provided the revocation period applicable to any release required by Section 6(iv) has expired before such date; and
(L)    Subject to the provisions of Section 14, one-eighteenth (1/18th) of the remaining fifty percent (50%) of such payment shall be paid monthly on a regularly-scheduled pay date for senior executives of the Company beginning on the sixtieth (60th) day following the Date of Termination, provided the revocation period applicable to any release required by Section 6(iv) has expired before such date, with a final lump sum payment of the unpaid balance to be paid no later than March 15 of the calendar year following the calendar year in which occurs the Date of Termination.
For purposes of computing payments under this Agreement, any bonus shall be considered compensation for the year to which it is attributable, if different from the year in which it is paid.
(M)    If you elect to continue coverage under the Company’s group health, dental and prescription drug plans under COBRA, then the Company will continue to pay its share of the cost of such coverage(s) as though you remained a senior executive until the earliest of (1) twenty-four (24) months after the Date of Termination, or (2) the commencement date of equivalent benefits from a new employer. The balance of the COBRA cost must be paid by you. Any continued coverage after the Benefit Termination Date will be at your sole expense.
Except as specifically provided in paragraph (D) above, the amount of any payment provided for in this Section 4 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination.

(i)    The Company shall honor any provision of an equity award agreement between you and the Company that provides for the automatic vesting of any of your outstanding equity awards upon a Change of Control (as defined in the Company’s 2008 Stock Incentive Plan, as amended and restated, or any other applicable plan governing your equity awards). In addition, upon a Change in Control, all of your equity awards with performance-based vesting that are outstanding as of immediately prior to the Change in Control shall automatically become fully vested and nonforfeitable, except to the extent otherwise expressly set forth in the award agreement for such equity award.
(ii)    If, within twelve (12) months after a Change in Control of the Company, as defined in Section 2 above, shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Cause, death or Disability or (b) by you for Good Reason, then subject to Section 7 of the Agreement, all of your equity awards with time-based vesting that are outstanding as of immediately prior to the Change in Control and did not previously vest in accordance with subparagraph (ii) above (including any awards assumed by another corporation or business entity in connection with such Change in Control) shall automatically become fully vested and nonforfeitable.
5.    Successors; Binding Agreement.
(i)    The Company will seek, by written request at least five (5) business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person assent to the fulfillment of the Company’s obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three (3) business days prior to the time such Person becomes a Successor or (B) two (2) business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a Change in Control of the Company occurs or has occurred. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of the Company’s voting securities or otherwise.
(ii)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
(iii)    For purposes of this Agreement, the “Company” shall, unless otherwise required by the context, include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

6.    Fees and Expenses; Mitigation; Other Limitations on Your Rights.
(i)    The Company shall reimburse you for all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a Change in Control of the Company (not to exceed $100,000 in the aggregate), including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment, or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith. Any such amount shall be paid no later than two and a half (2½) months following the close of the year in which such amounts are incurred.
(ii)    You shall not be required to mitigate the amount the Company becomes obligated to pay to you in connection with this Agreement by seeking other employment.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Company may reduce, set-off, suspend, or eliminate any payments owed or benefits required to be provided to you or your beneficiaries under this Agreement if you violate the terms or conditions of any noncompetition, non-solicitation, non-hire, or confidentiality agreement in effect between you and the Company, or if you breach any of your duties or obligations arising under this Agreement.
(iv)    You will not be paid any amounts or be provided with any benefits under this Agreement unless and until you execute a full release of claims against the Company and its subsidiaries and affiliates in respect of your employment by the Company and your termination of employment in a form reasonably satisfactory to the Company, and any waiting periods imposed by this Agreement or applicable law (including laws prohibiting age discrimination) have expired.
(v)    Any payments to be made or benefits to be provided to you under this Agreement following your termination of employment shall be in full and complete satisfaction of your rights under this Agreement and any other claims you may have in respect of your employment by the Company and your termination of employment. You acknowledge that such payments and benefits are fair and reasonable, and shall be your sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to your termination of employment.
7.    Taxes.
(i)    All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.
(ii)    If any of the payments provided for in this Agreement, together with any other payments or benefits which you have the right to receive from the Company or any corporation which is a member of an affiliated group (as defined in Section 1504(a) of the Internal Revenue

Code (the “Code”) without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a parachute payment (as defined in Section 280G(b)(2) of the Code) that is subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the payments pursuant to this Agreement shall be reduced (if possible, reducing first the payments under Section 4(i)(B) and (C)) so that you receive the greater of (A) the largest amount as will result in no portion of such payments being subject to the Excise Tax, and (B) the net after-tax amount that may be retained by you (taking into account federal, state and local income taxes, employment taxes, and the Excise Tax); provided, however, that the net after-tax amount described in clause (B) above must exceed the amount otherwise payable to you under clause (A) above by more than $50,000 in order for you to receive the amount described in clause (B); and provided, further, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by the Company in good faith, and such determination shall be conclusive and binding on you with respect to the treatment of the payment for tax reporting purposes.
8.    Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall survive termination of this Agreement.
9.    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention, both of the Vice-President, Human Resources of the Company, and the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
10.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and an officer or other person authorized by the Board to act on its behalf in this matter. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. For the avoidance of doubt, any agreement with respect to noncompetition, non-solicitation, non-hire, or confidentiality shall not be superseded by this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
11.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Except as provided in Section 6, each party shall bear its own costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12.
13.    Employee’s Commitment. You agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any subsidiary or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 13 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.
14.    Section 409A of the Code. In the event an amount hereunder is treated as paid pursuant to a nonqualified deferred compensation plan, as that term is defined in Section 409A of the Code and applicable guidance issued thereunder, and you are treated as a “specified employee,” for purposes of Section 409A of the Code, any payment(s) that would otherwise be made within the first six (6) months following your separation from service shall not be made during such six (6) month period and shall instead be delayed and paid on the day after the sixth (6th) month anniversary of your separation from service. All installment payments made under this Agreement shall be treated as separate payments (as permitted under Treas. Reg. Section 1.409A-2(b)(2)). Payments made pursuant to the terms of this Agreement are also intended, to the extent possible, to not be subject to Section 409A of the Code, including by qualifying as short-term deferrals under Treas. Reg. Section 1.409A-1(b)(4) and/or as payments under the separation pay plan pursuant to Treas. Reg. Section 1.409A-1(b)(9). Accordingly, this Agreement shall be administered and construed to avoid any adverse tax consequences under Section 409A of the Code; provided, however, that the Company shall not be obligated to incur any additional costs or expenses to avoid any such adverse consequences. The Board may suspend the application of any provision of the Agreement that could, in the sole determination of the Board, result in an adverse tax consequence to you under Section 409A of the Code.
15.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
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If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.
Sincerely,

LOJACK CORPORATION

By: ________________________
Name:
Title:

Agreed to this __ day of ___________, 20__

________________________
Employee